Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Carrizo Oil & Gas, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-159237) on Form S-3 and the registration statements (Nos. 333-162888, 333-137273, 333-116528, 333-55838, and 333-35245) on Form S-8 of Carrizo Oil & Gas, Inc. of our report dated March 31, 2011, except for the 2010 and 2009 condensed consolidating financial information, as presented in Note 16, which is as of April 29, 2011, with respect to the consolidated balance sheets of Carrizo Oil & Gas, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, which report appears in the April 29, 2011 Current Report on Form 8-K of Carrizo Oil & Gas, Inc.

/s/ KPMG LLP

Houston, Texas

April, 29, 2011